Exhibit 99.1

303 International Circle, Suite 200 Hunt Valley, MD 21030 (410) 427-1700

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2026 RESULTS

AND RECENT DEVELOPMENTS

Completed $1.5 Billion in New Investments Year-to-Date, Including $946 Million Since Quarter-End

Raises Full Year 2026 Guidance

HUNT VALLEY, MARYLAND – November 3, 2026 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2026.

THIRD QUARTER 2026 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $87 million, or $0.27 per diluted share.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $262 million, or $0.82 per diluted share, on 321 million weighted-average common shares outstanding, compared to $243 million, or $0.79 per diluted share, on 308 million weighted-average common shares outstanding, for the third quarter of 2025.
●	Funds Available for Distribution (“FAD”) for the quarter of $250 million, or $0.78 per diluted share, compared to FAD of $231 million, or $0.75 per diluted share, for the third quarter of 2025.
●	Net Operating Income (“NOI”) for the quarter of $332 million, compared to NOI of $310 million for the third quarter of 2025.
●	Completed $182 million of investments during the third quarter and $946 million since quarter-end, bringing total 2026 investment activity to approximately $1.5 billion.
●	Converted two U.K. triple-net operator relationships covering 30 care homes to RIDEA structures for a payment of $48 million.
●	Issued 4.7 million common shares in the quarter for gross proceeds of $234 million.
●	In October 2026, transitioned 32 Florida skilled nursing facilities (“SNFs”) to PACS Group, Inc. (NYSE: PACS) (“PACS”) for payment of a $90 million termination fee to the prior operator, increasing annual contractual rent on the facilities by $26.1 million in the first year.
●	In October 2026, the Genesis Healthcare, Inc. (“Genesis”) bankruptcy sale was finalized, with Omega’s lease assumed and assigned to the buyer and the DIP and term loans repaid.

Nareit Funds From Operations (“Nareit FFO”), AFFO, FAD and NOI are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Matthew Gourmand, Omega’s Chief Executive Officer, stated, “We are pleased to report strong third quarter results, as we continued to grow FAD per share year over year, while reducing leverage to the lowest level in the Company’s history. As a result, we were again able to increase our AFFO guidance, moving the midpoint up by five cents to $3.29.”

Mr. Gourmand continued, “The investments made in the third and early fourth quarter highlight the breadth of opportunities available to us to continue to grow shareholder value. The pipeline remains strong, and we expect to make further accretive investments through the remainder of this year and into early 2027.”

Mr. Gourmand concluded, “Importantly, the backdrop that has allowed us to deliver strong shareholder returns over the past few years remains in place. Operating metrics continue to be robust, with operator coverage further improving in the quarter, and we have a strong balance sheet and cost of capital that should allow us to continue to accretively invest.”

THIRD QUARTER 2026 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

PACS – On October 1, 2026, the Company transitioned 32 SNFs in Florida from Airamid Health Services, LLC (“Airamid”) to PACS and added the facilities to the Company’s existing PACS master lease. Initial annual contractual rent attributable to the facilities is $58.0 million, an increase of $26.1 million from the prior annual contractual rent on the portfolio. Annual contractual rent increases by an additional $2.5 million in year two, with 2% annual escalators thereafter through the lease’s January 31, 2038 maturity. The Company also paid Airamid a $90.0 million lease termination fee in connection with the transition, which was capitalized and will be amortized over the remaining term of the PACS lease.

Genesis – In October 2026, the Genesis Chapter 11 bankruptcy sale was finalized, resulting in the assumption and assignment of Omega’s master lease to affiliates of 101 W State Street Holdings, LLC (“NewGen”). In connection with the bankruptcy finalization, Omega received $149.5 million during October 2026 related to repayments of amounts outstanding under its DIP and term loans. During the third quarter of 2026, Omega recognized $13.3 million of rental income and $4.8 million of interest income related to Genesis.

Maplewood – In the third quarter of 2026, Maplewood Senior Living (along with affiliates “Maplewood”) paid $20.1 million in rent (compared to $19.6 million in the second quarter of 2026).

New Investments:

The following table presents investment activity:

	Three Months Ended		Nine Months Ended
	September 30, 2026		September 30, 2026
Investment Activity ($000’s)	$ Amount	% of Total	$ Amount	% of Total
Real property	$167,288	92.0	$403,591	72.2
Real estate loan fundings	14,155	7.8	57,944	10.4
Investments in unconsolidated entities	275	0.2	97,453	17.4
Total real property and loan investments	$181,718	100.0	$558,988	100.0

$167 Million in Real Estate Acquisitions – In the third quarter of 2026, the Company acquired 17 facilities for $167.3 million, comprised of:

●	$73 Million Triple-Net U.S. Real Estate Acquisition – In July 2026, the Company acquired six SNFs in Texas for $73.4 million and leased them to a new operator.

●	$78 Million Operating Portfolio U.S. Real Estate Acquisition – In September 2026, the Company acquired five senior housing communities for $77.7 million, including $57.2 million of cash consideration and $20.5 million of existing loans from the Company to the sellers that were satisfied through their application toward the purchase price rather than repayment. The Company will operate the communities through an existing third-party property manager under a RIDEA structure with expected stabilized yields in the low double digits.
●	$16 Million Triple-Net U.K. Real Estate Acquisition – In September 2026, the Company acquired six care homes in the U.K. for $16.2 million and leased them to an existing operator.

$14 Million in Real Estate Loans – In the third quarter of 2026, the Company funded $14.2 million in real estate loans, including $12.8 million (CAD 18.0 million) of additional funding under a previously disclosed Canadian development loan.

$946 Million in Q4 2026 Investment Activity – From October 1, 2026 through the date of this release, the Company completed $945.5 million of new investments, comprised of:

●	$846 Million U.K. Mortgage Loan – In November 2026, the Company funded a £631.7 million ($845.7 million) GBP-denominated mortgage loan to an affiliate of Foundation Partners Asset Management Limited (“Foundation”), an existing operator, secured by 48 U.K. care homes and leasehold interests in 7 additional care homes (collectively, the “Runwood Portfolio”). The loan bears interest at 8.72%, increasing to 8.94% in year two and matures in November 2031. The mortgage loan was funded using balance sheet cash, capital recycled from loan repayments and borrowings under the Company’s unsecured revolving credit facility. The Company has a purchase option on the underlying real estate and leasehold interests that becomes exercisable following the completion of customary regulatory conditions. The Company expects to exercise the option when available with no incremental consideration required and, upon acquisition, enter into a long-term lease with Foundation covering the acquired real estate and leasehold interests. The lease is expected to provide an initial cash yield consistent with the mortgage loan interest rate, with opportunities for additional upside over the term of the lease.
●	$49 Million Operating Portfolio U.S. Real Estate Acquisitions – In two October 2026 acquisitions, the Company acquired five senior housing communities in Texas, Florida and South Carolina for $49.3 million. The communities will be operated by two third-party managers under RIDEA structures, including one existing and one new manager relationship, with expected stabilized yields in the low double digits.
●	$51 Million Triple-Net U.S. Real Estate Acquisition – In November 2026, the Company acquired a continuing care retirement community in Georgia for a contractual purchase price of $50.5 million that will be added to an existing operator’s master lease.

Other Portfolio Activity:

$48 Million in U.K. RIDEA Conversions – During the third quarter of 2026, the Company acquired the operators of 30 U.K. care homes for £35.8 million ($48.0 million) in cash and converted the facilities from triple-net leases to RIDEA structures, which will be managed by three established U.K. operators with whom the Company has existing relationships. Annual contractual rent associated with the 30 U.K. care homes prior to the conversion was £20.1 million ($26.7 million) with an EBITDAR coverage ratio of 1.47x for the trailing twelve months ended June 30, 2026. Substantially all of the purchase consideration represented payments to terminate the Company’s preexisting leases with the operators. These amounts, together with related transaction expenses, were recorded as acquisition, merger and transition related costs.

Saber PropCo JV – $88 Million in Real Estate Investments – In July 2026, SHH Holdings, LLC (“Saber PropCo JV”), a property holding company in which Omega owns a 49% equity interest, completed the acquisition of five SNFs for $87.7 million as part of the Ciena Laurels portfolio transactions previously disclosed in the second quarter of 2026. As of September 30, 2026, Saber PropCo JV owned 71 facilities leased to Saber Healthcare Holdings, LLC under triple-net leases generating annual contractual rent of $83.1 million and had $584.4 million of mortgage debt outstanding with a weighted-average interest rate of 5.2%.

Held for Sale and Impairments:

Held for Sale – At September 30, 2026, one care home with a net book value of $1.3 million was classified as held for sale.

Impairments – In the third quarter of 2026, the Company recorded an $11.4 million net impairment charge related to one facility.

TRIPLE-NET AND MORTGAGE LOAN OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only. The data excludes non-core facilities, as defined in the Third Quarter 2026 Quarterly Supplement available under “Financial Info” in the Investors section of Omega’s website.

Operator Revenue Mix (1)		Medicare /	Private /
Three Months Ended	Medicaid (%)	Insurance (%)	Other (%)
June 30, 2026	47.8	26.9	25.3
March 31, 2026	46.9	26.9	26.2
December 31, 2025	49.6	25.9	24.5
September 30, 2025	49.4	26.1	24.5
June 30, 2025	50.2	26.8	23.0

(1)	Does not include federal employee retention credits.

Operator Census and Coverage		EBITDARM	EBITDAR
Twelve Months Ended	Occupancy (%) (2)	Coverage (3)	Coverage (4)
June 30, 2026	82.7	2.03x	1.67x
March 31, 2026	82.6	2.01x	1.65x
December 31, 2025	82.6	1.94x	1.58x
September 30, 2025	82.6	1.93x	1.57x
June 30, 2025	82.6	1.91x	1.55x

(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the common shares issued through the third quarter of 2026:

Common Share Issuances
(in thousands, except price per share)
	Q1	Q2	Q3	Total
Number of shares	2,228	1,297	4,741	8,266
Average price per share	$48.08	$47.78	$49.44	$48.81
Gross proceeds	$107,122	$61,967	$234,349	$403,438

BALANCE SHEET AND LIQUIDITY

As of September 30, 2026, the Company had $4.1 billion in outstanding indebtedness with a weighted average annual interest rate of 4.2%. The Company’s indebtedness consisted of an aggregate principal amount of $3.8 billion of senior unsecured notes and a $300.0 million term loan. As of September 30, 2026, total cash and cash equivalents were $195.9 million, and the Company had $2.0 billion in undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On October 26, 2026, the Board of Directors declared a quarterly cash dividend of $0.68 per share, to be paid November 16, 2026, to common stockholders of record as of the close of business on November 5, 2026.

2026 GUIDANCE INCREASED

The Company’s expected 2026 Adjusted FFO range is $3.28 to $3.30 per diluted share compared to the previous range of $3.22 to $3.26 per diluted share.

The guidance assumes:

●	all portfolio activity, including new investments outlined above in the press release;
●	no additional operators are placed on a cash-basis for revenue recognition;
●	NewGen pays its full contractual rental obligations of $13.3 million per quarter following its assumption of Omega’s lease which will equate to approximately $14.0 million in straight-line revenue per quarter;
●	Maplewood continues to pay monthly rent of $6.9 million, consistent with September 2026;
●	quarterly G&A expense of approximately $14 million to $15.5 million;
●	no material changes in market interest rates or changes in foreign currency exchange rates, including those due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates;
●	quarterly dividends of $0.68 per share;
●	$306 million of loans outstanding at September 30, 2026 will be repaid in the fourth quarter (including $150 million of loans to Genesis that were repaid in October 2026); and
●	asset sales of approximately $15 million to $25 million in the fourth quarter.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. However, it excludes any additional:

●	acquisitions or other portfolio activities and related costs;
●	capital markets activity;
●	interest refinancing expenses;
●	provisions for credit losses, if any; and
●	certain revenue and expense items.

If actual results vary from these assumptions, the Company’s expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis and the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Third Quarter 2026 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will host a conference call on Wednesday, November 4, 2026, at 10 a.m. Eastern Time to review its 2026 third quarter results and current developments. The conference call may be accessed via webcast at https://events.q4inc.com/attendee/954733075 (recommended for listen-only participants), on Omega’s website at https://www.omegahealthcare.com/, or by telephone at +1 (833) 461-5787 (toll-free) or +1 (585) 542-9983 (international), meeting ID 954733075. A webcast replay of the call will be available on Omega’s website for approximately two weeks following the call.  A copy of the earnings release will be available in the “Financial Info” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a real estate investment trust (“REIT”) that invests in the long-term healthcare industry, primarily in skilled nursing, assisted living, and care home facilities. Its portfolio of assets is operated by a diverse group of healthcare companies and is predominantly structured under long-term triple-net leases, with an increasing portion managed through RIDEA structures. The assets span all regions of the U.S., as well as the U.K. and Canada.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Sr. Director, Corporate Strategy & Investor Relations

(410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega’s expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of our Triple-Net assets and the managers of our Operating portfolio assets (collectively, our “operators”), including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) our operators’ ability to manage industry challenges, including staffing shortages, which may impact certain regions more acutely, increased costs, and the sufficiency of governmental reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as legislative and regulatory initiatives related to establishing minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting REITs, including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry in the U.S. and in other jurisdictions where we conduct business, including the U.K., including changes in immigration policy that may impact labor supply; (xiii) changes in interest rates and foreign currency exchange rates and the impact of inflation and changes in global tariffs and international trade disputes; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) operational risks, including receipt of regulatory transaction approvals and management of regulatory requirements and operating expenses, associated with our investments in healthcare operating companies, including senior housing properties managed through structures authorized by the REIT Investment Diversification and Empowerment Act of 2007 (commonly referred to as “RIDEA”); (xvii) the use of, or inability to use, artificial intelligence by us or our operators, managers, vendors and investors; (xviii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xix) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,866,193	$7,901,652
Land	1,196,222	1,179,463
Furniture and equipment	542,504	539,775
Construction in progress	21,071	12,492
Total real estate assets	9,625,990	9,633,382
Less accumulated depreciation	(3,061,110)	(2,930,611)
Real estate assets – net	6,564,880	6,702,771
Real estate loans receivable – net	1,345,599	1,380,949
Investments in unconsolidated entities	494,764	414,127
Assets held for sale	1,297	4,000
Total real estate investments	8,406,540	8,501,847
Non-real estate loans receivable – net	254,537	330,322
Total investments	8,661,077	8,832,169

Cash and cash equivalents	195,897	27,024
Restricted cash	27,708	27,539
Contractual and other receivables – net	275,191	280,774
Goodwill	648,550	644,626
Other assets	312,850	236,927
Total assets	$10,121,273	$10,049,059

LIABILITIES AND EQUITY
Revolving credit facility	$—	$242,000
Senior notes and other unsecured borrowings – net	4,020,927	4,014,011
Accrued expenses and other liabilities	337,279	352,549
Total liabilities	4,358,206	4,608,560

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 303,854 shares as of September 30, 2026 and 295,539 shares as of December 31, 2025	30,385	29,553
Additional paid-in capital	9,047,164	8,693,033
Cumulative net earnings	5,274,056	4,677,092
Cumulative dividends paid	(8,903,042)	(8,297,416)
Accumulated other comprehensive income	57,527	79,037
Total stockholders’ equity	5,506,090	5,181,299
Noncontrolling interest	256,977	259,200
Total equity	5,763,067	5,440,499
Total liabilities and equity	$10,121,273	$10,049,059

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
Rental income	$252,800	$260,744	$782,394	$724,715
Real estate tax and ground lease income	4,185	3,796	11,694	11,205
Real estate loans interest income	34,190	34,421	102,479	100,558
Non-real estate loans interest income	7,662	10,390	31,284	30,366
Resident fees and services	30,756	—	51,400	—
Miscellaneous income	10,961	2,240	12,504	4,038
Total revenues	340,554	311,591	991,755	870,882

Expenses
Depreciation and amortization	82,033	82,114	248,015	242,498
Interest expense	44,539	58,115	142,410	163,292
Property-level expenses(1)	29,937	4,019	55,577	11,616
General and administrative	14,241	13,985	43,620	41,390
Stock-based compensation expense	6,564	9,277	25,898	27,721
Severance expense	18,751	—	37,622	9,011
Acquisition, merger and transition related costs	59,879	593	65,653	4,067
Impairment on real estate properties	11,355	1,144	11,747	16,594
Recovery for credit losses	(3,509)	(3,908)	(11,822)	(3,587)
Total expenses	263,790	165,339	618,720	512,602

Other income (expense)
Other income – net	9,085	16,835	2,946	33,633
Loss on debt extinguishment	—	(7)	—	(7)
(Loss) gain on assets sold – net	(434)	28,269	249,109	61,230
Total other income	8,651	45,097	252,055	94,856

Income before income tax expense and income (loss) from unconsolidated entities	85,415	191,349	625,090	453,136
Income tax expense	(2,836)	(4,483)	(12,560)	(12,622)
Income (loss) from unconsolidated entities	4,236	(1,910)	12,529	(3,019)
Net income	86,815	184,956	625,059	437,495
Net income attributable to noncontrolling interest	(3,723)	(5,237)	(28,095)	(12,145)
Net income available to common stockholders	$83,092	$179,719	$596,964	$425,350

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.27	$0.60	$1.94	$1.41
Diluted:
Net income available to common stockholders	$0.27	$0.59	$1.92	$1.39
Dividends declared per common share	$0.68	$0.67	$2.02	$2.01

(1)	Certain prior period amounts have been reclassified to conform to the current presentation, including the introduction of “Property-level expenses”, which consolidates previously reported senior housing operating expenses and triple-net related real estate tax and ground lease expenses. For the three and nine months ended September 30, 2026, property-level expenses include senior housing operating expenses of $25.6 million and $43.3 million, respectively, and real estate tax and ground lease expense of $4.3 million and $12.3 million, respectively. For the three and nine months ended September 30, 2025, property-level expenses include real estate tax and ground lease expense of $4.0 million and $11.6 million, respectively.

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (1)	$86,815	$184,956	$625,059	$437,495
Add back loss (deduct gain) from real estate dispositions	434	(28,269)	(249,109)	(61,230)
Sub-total	87,249	156,687	375,950	376,265
Elimination of non-cash items included in net income:
Depreciation and amortization	82,033	82,114	248,015	242,498
Depreciation – unconsolidated entities	10,838	1,865	29,222	3,704
Impairment on real estate properties	11,355	1,144	11,747	16,594
Nareit funds from operations (“Nareit FFO”)	$191,475	$241,810	$664,934	$639,061

Weighted-average common shares outstanding, basic	303,877	295,827	299,949	290,057
Restricted stock and PRSUs	2,987	3,485	3,138	3,561
Omega OP Units	14,150	8,861	14,398	8,547
Weighted-average common shares outstanding, diluted	321,014	308,173	317,485	302,165

Nareit funds from operations available per share	$0.60	$0.78	$2.09	$2.11

Adjustments to calculate adjusted funds from operations
Nareit FFO	$191,475	$241,810	$664,934	$639,061
Add back (deduct):
Acquisition, merger and transition related costs	59,879	593	65,653	4,067
Severance expense	18,751	—	37,622	9,011
Stock-based compensation expense	6,564	9,277	25,898	27,721
Straight-line rent and other write-offs (2)	4,858	—	14,620	27,537
Loss on debt extinguishment	—	7	—	7
Non-cash (recovery) provision for credit losses	(1,020)	(2,570)	(4,851)	1,578
Other normalizing items – net (3)	(18,413)	(6,349)	(20,752)	(12,593)
Adjusted funds from operations (“AFFO”) (1)(4)	$262,094	$242,768	$783,124	$696,389

Adjustments to calculate funds available for distribution
Non-cash expense (5)	$1,119	$1,684	$3,745	$7,621
Capitalized interest	(190)	(98)	(470)	(929)
Non-cash revenue	(13,291)	(13,143)	(42,336)	(37,803)
Funds available for distribution (“FAD”) (1)(4)	$249,732	$231,211	$744,063	$665,278

(1)	The nine months ended September 30, 2025 include the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue.
(2)	Includes non-cash straight-line accounts receivable write-offs and lease inducement write-offs resulting from moving operators to cash basis and/or operator transitions.
(3)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(4)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(5)	Primarily consists of non-cash items within interest expense, such as the amortization of deferred financing fees and discounts, as well as the amortization of deferred gains from forward swaps designated as cash flow hedges and other non-cash items. For the three and nine months ended September 30, 2025, Non-cash expense is not adjusted to include $2.6 million and $7.6 million, respectively, of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024. The above market loan was fully repaid in November 2025.

OMEGA HEALTHCARE INVESTORS, INC.

NOI Reconciliation

Unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(in thousands)		(in thousands)
Net income	$86,815	$184,956	$625,059	$437,495
Depreciation and amortization	82,033	82,114	248,015	242,498
Interest expense	44,539	58,115	142,410	163,292
General and administrative	14,241	13,985	43,620	41,390
Stock-based compensation expense	6,564	9,277	25,898	27,721
Severance expense	18,751	—	37,622	9,011
Acquisition, merger and transition related costs	59,879	593	65,653	4,067
Impairment on real estate properties	11,355	1,144	11,747	16,594
Recovery for credit losses	(3,509)	(3,908)	(11,822)	(3,587)
Other income – net	(9,085)	(16,835)	(2,946)	(33,633)
Loss on debt extinguishment	—	7	—	7
Loss (gain) on assets sold – net	434	(28,269)	(249,109)	(61,230)
Income tax expense	2,836	4,483	12,560	12,622
Non-operating net loss from unconsolidated entities(1)	16,832	4,646	46,353	10,669
NOI	$331,685	$310,308	$995,060	$866,916

Triple-Net	$321,856	$310,029	$972,705	$864,839
Operating	9,749	—	20,732	—
Non-Segment/Corporate	80	279	1,623	2,077
Total NOI	$331,685	$310,308	$995,060	$866,916

(1)	Represents Omega’s share of non-operating loss from unconsolidated entities in which Omega holds a noncontrolling ownership interest. These losses primarily consist of depreciation and interest expenses. Income from unconsolidated entities reported on the Consolidated Statements of Operations is comprised of Non-operating net loss from unconsolidated entities above and Net operating income from unconsolidated entities of $21.1 million and $58.9 million for the three and nine months ended September 30, 2026, respectively, and $2.7 million and $7.7 million for the three and nine months ended September 30, 2025, respectively.

NON-GAAP FINANCIAL MEASURES

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO, Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables titled “Nareit FFO, Adjusted FFO and FAD Reconciliation” and “NOI Reconciliation.”

NAREIT FFO – The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO and FAD – Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense, loss on extinguishment of debt and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

NOI – NOI is calculated as total revenues less property-level expenses. The Company believes NOI provides investors relevant and useful information because it measures the operating performance of the Company’s properties at the property level on an unleveraged basis. NOI also includes the Company’s pro rata share of NOI from its unconsolidated entities. We utilize our share of NOI in assessing our performance as we have various unconsolidated entities that contribute to our performance. Our share of NOI should not be considered a substitute for, and should only be considered together with and as a supplement to, our financial information presented in accordance with GAAP. Our pro rata share information is prepared on a basis consistent with the comparable consolidated amounts, is intended to reflect our proportionate economic interest in the operating results of properties in our portfolio and is calculated by applying our actual ownership percentage for the period. We do not control the unconsolidated entities, and the pro rata presentations of reconciling items included in NOI do not represent our legal claim to such items. The unconsolidated entities’ members or partners are entitled to profit or loss allocations and distributions of cash flows according to the entity agreements, which provide for such allocations generally according to their invested capital.

Use and Limitations – The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.